EXHIBIT 8.1

[Letterhead of SEWARD & KISSEL LLP]

October 7, 2010

Seanergy Maritime Holdings Corp.
1-3 Patriarchou Grigoriou
16674 Glyfada
Athens, Greece

Re:     Seanergy Maritime Holdings Corp.

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax matters relating to Seanergy Maritime Holdings Corp. (the "Company") and the holders of 24,761,905 shares of the Company's common stock, par value $0.0001 per share, to be offered by the selling security holders identified in the Company's registration statement on Form F-3 (File No. 333-      ) (such registration statement as amended or supplemented from time to time) (the "Registration Statement") to which this opinion is an exhibit, as such Registration Statement shall be filed with the U.S. Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act").

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus of the Company included in the Registration Statement (the "Prospectus").  We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions "Risk Factors" and "Tax Considerations" therein, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters are those opinions attributed to Seward & Kissel LLP expressed in the Registration Statement under the captions "Risk Factors" and "Tax Considerations" and accurately state our views as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the final, temporary and proposed

Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law authority, all as they exist as of the date hereof and any of which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the heading "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Act, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours, /s/ Seward & Kissel LLP Seward & Kissel LLP

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